Exhibit 99.10

Execution Version

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK 1301 Avenue of the Americas New York, NY 10019	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	WELLS FARGO BANK, NA WELLS FARGO SECURITIES, LLC 550 South Tryon St. Charlotte, NC 28202

BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 151 West 42nd Street New York, New York 10036	CAPITAL ONE, NATIONAL ASSOCIATION 299 Park Avenue New York, NY 10171	MUFG BANK, LTD. 1221 Avenue of the Americas, 6th Floor New York, New York 10020

ING CAPITAL LLC 1133 Avenue of the Americas New York, New York 10036	PNC CAPITAL MARKETS LLC PNC BANK, NATIONAL ASSOCIATION 300 Fifth Avenue Pittsburgh, PA 15222	SUMITOMO MITSUI BANKING CORPORATION 277 Park Avenue New York, New York 10172

TD SECURITIES (USA) LLC THE TORONTO- DOMINION BANK, NEW YORK BRANCH 1 Vanderbilt Avenue New York, New York 10017	GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282	REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK 1180 West Peachtree Street NW Atlanta, GA 30309

TRUIST BANK TRUIST SECURITIES, INC. 3333 Peachtree Road Atlanta, GA 30326	KEYBANK NATIONAL ASSOCIATION KEYBANC CAPITAL MARKETS INC. 127 Public Square Cleveland, Ohio 44114-1306

CONFIDENTIAL

March 11, 2025

Herc Holdings Inc.

27500 Riverview Center Blvd.

Bonita Spring, FL 34134

Attention: Mark Humphrey, Chief Financial Officer

Project High Noon

Amended and Restated Commitment Letter

Ladies and Gentlemen:

This Amended and Restated Commitment Letter (this “Amended and Restated Commitment Letter”) amends, restates and supersedes in its entirety that certain Commitment Letter (the “Original Commitment Letter”), dated as of February 19, 2025 (the “Original Signing Date”), by and among Credit Agricole Corporate and Investment Bank (together with its designated affiliates, “CACIB”) and Herc Holdings Inc., a Delaware corporation (the “Company” or “you”). The Original Commitment Letter together with the Fee Letters (as defined in the Original Commitment Letter) (such letters, the “Original Fee Letters”) are referred to herein as the “Original Commitment Papers”.

You advised CACIB, JPMorgan Chase Bank, N.A. (acting through any of its affiliates or branches as it deems appropriate, “JPMorgan”), Wells Fargo Bank, NA (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”, and together with Wells Fargo Bank, “Wells Fargo””), Bank of Montreal (“Bank of Montreal”) and BMO Capital Markets Corp. (“BMOCM”, together with Bank of Montreal, “BMO”), Capital One, National Association (“Capital One”), MUFG Bank, Ltd. (“MUFG”), ING Capital LLC (“ING”), PNC Bank, National Association (“PNC Bank”), PNC Capital Markets LLC (“PNC Capital Markets”, and together with PNC Bank, “PNC”), Sumitomo Mitsui Banking Corporation (“SMBC”), TD Securities (USA) LLC (“TD Securities”), The Toronto-Dominion Bank, New York Branch (“TDNY”, together with TD Securities, “TD”), Goldman Sachs Bank USA (“GS”), Regions Capital Markets, a division of Regions Bank (“RCM”), Truist Securities, Inc. (“Truist Securities”), Truist Bank (“Truist Bank”, and together with Truist Securities, “Truist”), KeyBanc Capital Markets Inc. (“KBCM”), KeyBank National Association (“KBNA”, and together with KBCM, “KeyBank”, and together with CACIB, JPMorgan, Wells Fargo, BMO, Capital One, MUFG, ING, PNC, SMBC, TD, GS, RCM and Truist , “we”, “us” or the “Commitment Parties”) that you intend to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “ABL Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Bridge Term Sheet” and, together with the ABL Term Sheet, the “Term Sheets”) and the Summary of Additional Conditions attached hereto as Exhibit D (the “Conditions Annex”) as the context may require (this Amended and Restated Commitment Letter, the Transaction Description, the Term Sheet and the Conditions Annex, collectively, the “Commitment Letter”).

1. Commitments.

In connection with the Transactions, (a) each of CACIB, JPMorgan, Wells Fargo Bank, Bank of Montreal, Capital One, MUFG, ING, PNC Bank, SMBC, TDNY, GS, RCM, Truist Bank and KBNA, respectively, is pleased to advise you of its several, but not joint, commitment to, and hereby agrees to, provide (a) 37.500%, 12.375%, 12.375%, 6.500%, 6.500%, 6.500%, 5.000%, 2.750%, 2.750%, 2.750%, 1.500%, 1.500%, 1.500,% and 0.500%, respectively, of the aggregate principal amount of the Bridge Facility and (b) CACIB is pleased to advise you of its commitment to, and hereby agrees to, provide 100% of the aggregate amount of the Backstop ABL Facility subject only to the applicable Funding Conditions (as defined below). CACIB, JPMorgan, Wells Fargo Bank, Bank of Montreal, Capital One, MUFG, ING, PNC Bank, SMBC, TDNY, GS, RCM, Truist Bank and KBNA are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender”.

2. Titles and Roles.

It is agreed that (i) each of CACIB, JPMorgan, Wells Fargo Securities, BMOCM, Capital One, MUFG, ING, PNC Capital Markets, SMBC, TD Securities, GS, RCM and Truist Securities will act as joint lead arrangers and joint bookrunners for the Facilities (as defined in Exhibit A hereto) (in such capacity, the “Joint Lead Arrangers”), (ii) KBCM will act as co-manager for the Bridge Facility (together with the Joint Lead Arrangers, the “Lead Arrangers”) and (iii) CACIB (acting alone or through or with affiliates selected by it) shall act as the sole administrative agent and sole collateral agent for the Bridge Facility (in such capacity, the “Administrative Agent”). You agree that JPMorgan may perform its responsibilities hereunder through its affiliate J.P. Morgan Securities LLC.

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It is agreed that (i) CACIB will appear on the top left of any marketing materials or other documentation for the Facilities, and will hold the roles and responsibilities conventionally understood to be associated with such name placement, (ii) JPMorgan and Wells Fargo will appear immediately to the right of CACIB in alphabetical order and BMO, Capital One, MUFG, ING, PNC, SMBC, TD, GS, RCM and Truist will appear in the order set forth herein immediately to the right of Wells Fargo and, in each case, will hold the roles and responsibilities conventionally understood to be associated with such placement and (iii) KeyBank will appear to the right of Truist as co-manager and will hold responsibilities conventionally understood to be associated with such role.

You agree that, except as otherwise expressly set forth herein, no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and the Lead Arrangers shall so agree.

3. Description of the Required Amendment.

In connection with the Transactions, the Company entered into an amendment to that certain Credit Agreement, dated as of July 5, 2022, among, inter alios, Herc Holdings Inc., as the U.S. borrower and Bank of America, N.A., as administrative agent (as amended through and including the date of Amendment No. 1 thereto, the “Existing ABL Credit Agreement”), which amendment (x) modified the Existing ABL Credit Agreement in order to permit sufficient additional secured indebtedness and lien capacity to allow the full outstanding principal amount of the Bridge Facility to be incurred and secured as set forth in the Bridge Term Sheet, (y) modified the Existing ABL Credit Agreement, the U.S. GCA (as defined in the Existing ABL Credit Agreement) and the Canadian GCA (as defined in the Existing ABL Credit Agreement) as necessary to permit the lien priority on the Acquired Business Collateral (as defined in the Bridge Term Sheet) as set forth in the Bridge Term Sheet and (z) included such other amendments set forth therein (as defined below) (the “Required Amendment”) (the effective date of the Required Amendment, the “Required Amendment Effective Date”) and/or (ii) if the Required Amendment does not become effective on or prior to the Closing Date, the Company will obtain the Backstop ABL Facility on the terms set forth in the ABL Term Sheet. For the avoidance of doubt, it is understood and agreed that the Required Amendment has been obtained and the Required Amendment Effective Date has occurred.

4. Syndication.

We intend to commence syndication of the Facilities to a group of banks, financial institutions and other lenders identified by the Lead Arrangers in coordination and consultation with, and reasonably acceptable to, you, including any relationship lenders designated by you and reasonably acceptable to the initial Lead Arrangers (such banks, financial institutions and other lenders, together with the Initial Lender, the “Lenders”) promptly after the date of your acceptance of this Commitment Letter (the “Signing Date”). The Lead Arrangers, in their capacity as such, will lead and manage all aspects of the syndication of the Facilities in consultation with you; provided that the determinations as to the timing of all offers to prospective Lenders (subject to the limitations or terms set forth in this Section 4), the determinations with respect to the selection of Lenders, the acceptance and final allocation of commitments, any title of agent or similar designations or roles awarded to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers pursuant to the terms of this

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Commitment Letter and the Fee Letters shall be made in consultation with you. Notwithstanding the foregoing, the Lead Arrangers agree not to syndicate the Facilities to (i) those persons who are competitors of the Company, the Acquired Business, and their respective subsidiaries and affiliates that, in each case, are separately identified in writing by you to us from time to time (which list of competitors may be supplemented by you after the Closing Date (as defined below) by means of a written notice to the Administrative Agent, but which supplementation shall not become effective until the next business day after the date such supplementation is provided), (ii) persons identified to the Lead Arrangers by the Company in writing prior to the Original Signing Date (and, if after the Original Signing Date and prior to the Closing Date, that are reasonably acceptable to the initial Lead Arrangers) and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons referenced in clause (i) above) that are either (a) identified in writing by you from time to time or (b) readily identifiable as such on the basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively, the “Disqualified Lenders”); provided, however, that such Disqualified Lender designation (x) shall not become effective until the next business day after the date such supplementation is provided and (y) shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in any Facilities.

Notwithstanding anything to the contrary contained in this Commitment Letter, including our right to syndicate the Facilities and to receive commitments with respect thereto, except (i) [reserved], (ii) in respect of assignments between any Commitment Party and its affiliates as expressly provided in Section 11 hereof or (iii) as set forth in Section 3 hereof, (x) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Bridge Facility and provide the Backstop ABL Facility, in each case, on the date of the consummation of the Acquisition and the availability of the Facilities (if applicable) (the date of such consummation and availability of the Facilities (if applicable), the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial availability of the Facilities on the Closing Date has occurred, (y) no assignment or novation shall become effective with respect to all or any portion of any Initial Lenders’ commitments in respect of the Facilities until after the initial availability of the Facilities the Closing Date and (z) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

The Lead Arrangers hereby acknowledge that the Company intends to retain, and has retained, one or more investment banking institutions reasonably satisfactory to the Lead Arrangers, to offer and place the Term Loans and/or the Senior Notes or other securities in lieu of all or a portion of the Bridge Facility and such Term Loans and/or Senior Notes or other securities are intended to replace and reduce the Lenders’ commitments in respect to the Bridge Facility on a dollar-for-dollar basis (pro rata among the Initial Lenders).

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder or the obligation to provide Loans and/or commitments under the Facilities Documentation (as defined below) on the Closing Date are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability or funding of the Facilities on the Closing Date nor reduce the amount of the Commitment Parties’ commitments hereunder or the obligation to fund the Loans under the Facilities Documentation on the Closing Date.

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Until the earlier of (i) the date a Successful Syndication (as defined in the Fee Letters) is achieved and (ii) the day that is 45 days following the Closing Date (such earlier date, the “Syndication Date”) (or such later date as you may reasonably agree), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, the following: (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your, your subsidiaries’ lending and investment banking relationships (and using your commercially reasonable efforts to ensure that any syndication efforts benefit materially from the Acquired Business’s an its subsidiaries’ lending and investing banking relationships to the extent not in contravention of the Merger Agreement), (b) direct contact between appropriate members of senior management, certain relevant representatives and certain relevant advisors of you and your subsidiaries (and using your commercially reasonable efforts to arrange direct contact between appropriate members of senior management, certain relevant representatives and certain relevant advisors of the Acquired Business to the extent not in contravention of the Merger Agreement), on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and locations to be mutually agreed upon, (c) your assistance (and using your commercially reasonable efforts to cause the Acquired Business assist to the extent not in contravention of the Merger Agreement) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication of the Facilities, (d) your using commercially reasonable efforts to obtain as promptly as reasonably practicable after the date hereof, and in any event, prior to the launch of syndication of the Bridge Facility, an updated public corporate family rating for the Company pro forma for the Acquisition from each of S&P Global Ratings (a division of S&P Global) and Moody’s Investors Service, Inc., (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings and/or conference calls with prospective Lenders at times and locations to be mutually agreed upon (which may be virtual) (and your using commercially reasonable efforts to cause appropriate members of senior management, certain relevant representative and certain relevant advisors of the Acquired Business to be available for such meetings and/or conference calls to the extent not in contravention of the Merger Agreement) and (f) prior to the Syndication Date, ensuring (and, to the extent not in contravention of the Merger Agreement, using your commercially reasonable efforts to cause the Acquired Business to ensure) there are no competing issues, offerings, placements, arrangements or syndications of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of you or any of your subsidiaries, being offered, placed or arranged (other than (A) the Facilities, (B) any permanent or temporary financing to replace the Facilities (including the Senior Notes, the Backstop ABL Facility, and/or Term Loans), (C) any Excluded Debt (as defined in Exhibit B hereto) (other than, (i) so long as the commitments in respect of the Backstop ABL Facility are outstanding hereunder, any extension or refinancing of the Existing ABL Credit Agreement (other than the Backstop ABL Facility) and (ii) the 2027 Notes Refinancing Debt), (D) any indebtedness of the Acquired Business (as defined in the Merger Agreement as of the Original Signing Date) not prohibited from being incurred under the Merger Agreement, in each case without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) and (E) any other indebtedness of the Company or the Acquired Business consented to by the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed)), if such issuance, offering, placement, arrangement or syndication would reasonably be expected to materially and adversely impair the primary syndication of the Facilities, the syndication of the Term Loans, the offering of the Senior Notes or any other debt financing contemplated to be incurred or issued as a replacement of the Facilities or to refinance any amounts outstanding thereunder (the Term Loans, the Senior Notes, and such other debt financing, the “Permanent Financing”) (it is understood that your, the Acquired Business’s and your and their respective subsidiaries’ deferred purchase price obligations, commercial paper issuances, ordinary course working capital facilities and ordinary course capital lease, or purchase money and equipment financings will not be deemed to materially and adversely impair the primary syndication of the Facilities, the marketing, syndication or offering of the Permanent Financing). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings and the compliance with any of the provisions set forth in clauses (a) through (f) above or the first sentence of the succeeding paragraph), shall not constitute a condition to the commitments hereunder or the obligation to fund the Loans under the Facilities Documentation on the Closing Date.

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To assist the Lead Arrangers in their syndication efforts, you agree promptly (taking into account the expected timing of the commencement of syndication) to prepare and provide to the Lead Arrangers (x) customary information with respect to you, the Acquired Business and your and its subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph and (y) customary financial estimates, forecasts and other projections (such estimates, forecasts and other projections, the “Projections”) and such other customary information as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by you, the Acquired Business or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence); provided that the foregoing shall not prejudice the representation set forth in Section 5 hereof. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facility shall be those required to be delivered pursuant to paragraph 9 of the Exhibit D.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other customary offering and marketing materials and presentations, including a customary confidential information memorandum or lender presentation to be used in connection with the syndication of the Facilities (any such memorandum, an “Information Memorandum”, and such Information, Projections, other customary offering and marketing materials and any Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debtdomain, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to you, the Acquired Business or your or their respective subsidiaries or securities for purposes of United States federal and state securities laws) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”) and who may be engaged in investment and other market related activities with respect to you, the Acquired Business or your or their respective subsidiaries or securities (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). At the reasonable request of the Lead Arrangers, you agree to assist us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of Public Side Information with respect to you, the Acquired Business or your or their respective subsidiaries or securities for the purposes of United States federal and state securities laws to be used by Public Siders (the “Public Side Information Materials”). Each of the parties hereto agrees that the Public Side Information will be substantially consistent with the information in any filings that have been made by you or the Acquired Business and/or any of your or their respective subsidiaries with the Securities and Exchange Commission (the “Public Filings”).

You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof. It is understood that in connection with your assistance described above, (a) authorization letters in customary form will be included in any Information Materials (it being acknowledged that there shall be separate authorization letters for Information Materials containing only Public Side Information and Information Materials containing Private Side Information)

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that authorize the distribution of the Information Materials to prospective Lenders, contain the representations set forth in Section 5 below (which representations shall not be qualified by knowledge) as of the date of such Information Materials and contain a representation that the Public Side Information Materials do not include any Private Side Information (except as described in the next paragraph and except for information about the Transactions) and (b) the Information Materials will include customary provisions that exculpate us and our respective affiliates with respect to any liability related to the use or misuse of the content of such Information Materials or related offering and marketing materials by the recipients thereof, and exculpate you, the Acquired Business, your and their respective subsidiaries, your and their respective affiliates and your, the Acquired Business’s and your and their respective officers and directors in the event of any misuse of the content of such Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, at our reasonable request, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any Private Side Information (it being understood that you shall not be obliged to mark such information as “PUBLIC”). You agree that, unless expressly marked as “PUBLIC”, each document to be disseminated by the Lead Arrangers (or any other agent) to any Lender in connection with the Facilities will be deemed to contain Private Side Information and we will not make any such materials available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the terms and conditions of the Facilities, (c) drafts and final versions of the Bridge Facility Documentation (as defined in the Exhibit B hereto) and the ABL Facility Documentation (as defined in Exhibit C hereto) (collectively, the “Facilities Documentation”) and (d) publicly filed financial statements of you, if applicable, the Acquired Business, and your and their respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your prior consent.

5. Information.

You hereby represent and warrant that (in the case of information regarding the Acquired Business and its respective subsidiaries prior to the Closing Date, to your knowledge) (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) that has been or will be made available to the Commitment Parties by you, the Acquired Business or by any of your or their respective subsidiaries or representatives or on your behalf, in each case, in connection with the transactions contemplated hereby (including information contained in the Information Memorandum and in the Public Filings), is or will be, when furnished and when taken as a whole, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been, or will be, made available to the Commitment Parties by you, the Acquired Business or by any of your or their respective subsidiaries or

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representatives or on your behalf, in each case, in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Syndication Date and the Closing Date, you become aware that any of the representations and warranties in the preceding sentence (or to your knowledge with respect to the Acquired Business) would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or prior to the Closing Date with respect to Information and Projections, concerning the Acquired Business, you will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Facilities the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

6. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Amended and Restated Fee Letters dated as of the Signing Date with respect to the Facilities (as amended, restated, amended and restated or otherwise modified from time to time, the “Fee Letters”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

7. Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date are subject solely to (a) the applicable conditions set forth in the section entitled “Conditions to Borrowing on the Closing Date” in Exhibit B hereto and (b) the conditions set forth in Exhibit D hereto (such conditions, the “Funding Conditions”), and upon satisfaction (or waiver by each of the Commitment Parties) of the Funding Conditions, the initial funding of the Facilities shall occur; it is understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary (i) the only representations and warranties the making and accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (a) such of the representations made by or with respect to the Acquired Business and their respective Subsidiaries (as defined in the Merger Agreement as of the Original Signing Date) in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or its applicable affiliates) has the right (taking into account any applicable cure provisions) to terminate your (and/or its affiliate’s) obligations under the Merger Agreement or the right to decline to consummate the Merger (in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Merger Agreement (the “Specified Merger Agreement Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the

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Facilities Documentation and the Closing Deliverables (as defined in Exhibit D to this Commitment Letter) shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the applicable Funding Conditions are satisfied (or waived by each of the Commitment Parties); provided that, to the extent any Collateral (other than assets of the Borrowers and the Guarantors (as defined below) with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or Personal Property Security Act of the applicable provinces of Canada and the delivery of the stock certificate of the Acquired Business) is not or cannot be provided or perfected on the Closing Date either after your use of commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability or funding of the Facilities on the Closing Date, but shall be required to be provided and/or perfected within 90 days after the Closing Date (subject to extensions as agreed by the Administrative Agent in its reasonable discretion)). For purposes hereof, “Specified Representations” means the applicable representations and warranties of the Borrowers and the Guarantors set forth in the Facilities Documentation relating to organizational existence thereof; power and authority, due authorization, execution and delivery, and enforceability, in each case related to the entering into, borrowing under, guaranteeing of, performance of, and granting of security interests in the Collateral pursuant to, the Facilities Documentation; Federal Reserve margin regulations; the use of the proceeds of borrowings under the Facilities on the Closing Date not violating the PATRIOT ACT, laws applicable to sanctioned persons as administered by the United States, including OFAC, or the FCPA or applicable Canadian economic sanctions and export control laws; the Investment Company Act; solvency as of the Closing Date (after giving effect to the Transactions assuming all of the Transactions had occurred on the Closing Date) of Company and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 5(b) of Exhibit D); the incurrence of the loans to be made under the Facilities Documentation and the provision of the Guarantees (as defined in Exhibit B to this Commitment Letter) under the Facilities Documentation, and the granting of the security interests in the Collateral to secure the Obligations (as defined in Exhibit B to this Commitment Letter), do not conflict with (i) the organizational documents of the Borrowers or any other Guarantor or (ii) the Existing ABL Credit Agreement (after giving effect to the Required Amendment), that certain Indenture, dated as of July 9, 2019, among the Company, certain subsidiaries named therein and Wells Fargo Bank, National Association or that certain Indenture, dated as of June 7, 2024, among the Company, certain of its subsidiaries named therein and Truist Bank; and, subject to the proviso of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. This paragraph and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

8. Expense Reimbursement and Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letters and to proceed with the Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, partners, members, employees, agents, attorneys, consultants, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and, subject to the limitations set forth below in this clause (a) with respect to legal fees and expenses, the reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from, or in connection with, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to the Original Commitment Papers, this Commitment Letter (including the Term Sheet), the Fee Letters, the Transactions or any related transaction contemplated hereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you,

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your equity holders, affiliates or creditors or any other third person, and to reimburse each such Indemnified Person within 30 days of the written demand (together with reasonably detailed back-up documentation) for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, solely in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for such affected Indemnified Person and, if necessary, of a single firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions)) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or its controlled affiliates’ respective officers, directors, employees, agents, advisors, controlling persons or other representatives of any of the foregoing to the extent, in each case, acting on behalf of, or at the direction of, such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this the Original Commitment Papers or the Commitment Letter or the Fee Letters by such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or its controlled affiliates’ respective officers, directors, partners, members, employees, agents, attorneys, consultants, controlling persons, advisors and other representatives of any of the foregoing to the extent, in each case, acting on behalf of, or at the direction of, such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not arise from any act or omission by you or any of your affiliates and that is brought by any Indemnified Person against any other Indemnified Person; provided that the Administrative Agent and the Lead Arrangers, to the extent fulfilling their respective roles as an agent or arranger under the Facilities and in their capacities as such, shall remain indemnified in respect of such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso applies to such person at such time and (b) whether or not the Closing Date occurs, to reimburse each Commitment Party on the earlier of (x) the Closing Date or (y) the Expiration Date (as defined below) upon presentation of a summary statement (together with a reasonably detailed back-up document) for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to the Commitment Parties, the Lead Arrangers and the Administrative Agent identified in the Term Sheet, and, if necessary, of a single firm of local counsel to the Commitment Parties, the Lead Arrangers and the Administrative Agent in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) (and, solely with respect to enforcement, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, another firm of counsel for such affected Indemnified Person in each relevant jurisdiction) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of the Original Commitment Papers, this Commitment Letter (including the Term Sheet), the Fee Letters, the Facilities Documentation (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect. You acknowledge that we may receive future benefits in matters unrelated to this matter, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, which benefit will not affect or modify any of the provisions hereof or the Facilities Documentation with respect to the reimbursement of Expenses.

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Notwithstanding any other provision of the Original Commitment Papers, this Commitment Letter, (i) no Commitment Party, nor any of its respective affiliates and the respective officers, directors, partners, members, employees, agents, attorneys, consultants, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (each such person, a “Protected Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this the Original Commitment Papers, the Commitment Letter or the Fee Letters by, such Protected Person or any of such Protected Person’s controlled affiliates or any of its or its controlled affiliates’ respective officers, directors, partners, members, employees, agents, attorneys, consultants, controlling persons, advisors and other representatives or successors or permitted assigns of any of the foregoing to the extent, in the case of any such successor or assign, acting on behalf of, or at the direction of, such Protected Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your affiliates), the Acquired Business (or any of its affiliates) or any Protected Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Original Commitment Papers, this Commitment Letter, the Fee Letters, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of the Original Commitment Papers, this Commitment Letter, the Fee Letters and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Commitment Parties with respect to which the applicable Protected Person is entitled to indemnification under the first paragraph of this Section 8.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 8. If you have reimbursed any Indemnified Person for any legal or other expenses in accordance with the foregoing and there is a final and non-appealable determination by a court of competent jurisdiction that the Indemnified Person was not entitled to indemnification with respect to such payment pursuant to this Section 8, then the Indemnified Person shall promptly refund such amount.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding, (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.

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In addition, please note that certain of the Lead Arrangers have been retained by you as financial advisors (in such capacity, the “Buy Side Advisors”) to you in connection with the Acquisition. You acknowledge such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy Side Advisor, on the one hand, and such Commitment Parties’ or their affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of the Buy Side Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of the Buy Side Advisor or its affiliates. You acknowledge that, in such capacity, the Buy Side Advisor may advise you in other matters adverse to the interests of the parties hereto.

9. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Acquired Business and your and their respective subsidiaries and affiliates may have conflicting interests. The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Acquired Business or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Acquired Business or any of your or their respective subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Acquired Business or any of your or their respective subsidiaries or affiliates confidential information obtained by them from other persons.

As you know, the Commitment Parties and their respective affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Acquired Business (and its affiliates), the Acquired Business’s, and your respective customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (or your affiliates), the Acquired Business (or its affiliates), or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you, the Acquired Business and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Acquired Business and your and their respective subsidiaries and affiliates. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and Parent, you, your and its respective equity holders or your and its respective subsidiaries and affiliates, on the other hand.

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You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of Parent or you or your or its respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you or the Acquired Business or any of your or their respective affiliates on other matters) and no Commitment Party has any obligation to you or your or its respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letters, (iv) this Commitment Letter and the Fee Letters do no create any advisory or fiduciary responsibility or any other obligation in favor of Parent, you or your or its respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising Parent, you or any of your or its respective affiliates on other matters) and (v) the Commitment Parties and their respective affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto. You agree that you and your subsidiaries will not assert any claim against any of the Commitment Parties or any of their affiliates based on an alleged breach of fiduciary duty by such Commitment Party or such affiliates in connection with this Commitment Letter and the transactions contemplated hereby.

You further acknowledge that certain of the Commitment Parties and/or certain of their respective affiliates currently are acting as lenders under the Existing ABL Credit Agreement, and your and your subsidiaries’ rights and obligations under the Existing ABL Credit Agreement are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under the Existing ABL Credit Agreement shall be affected by a Commitment Party’s performance or lack of performance of services hereunder. You hereby agree that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you agree that you will not claim any conflict of interest relating to the relationship among the Commitment Parties and you and your affiliates in connection with the commitments and services contemplated hereby, on the one hand, and the exercise by a Commitment Party or any of its affiliates of any of their respective rights and duties under the Existing ABL Credit Agreement on the other hand.

10. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Original Commitment Papers, the Fee Letters or the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, to any person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your and any of your affiliates and your officers, directors, employees, agents, attorneys, accountants,

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advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure) or as reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of your rights under, the Original Commitment Papers, this Commitment Letter or the Fee Letters in any litigation or arbitration action or other Proceeding relating thereto, to the extent such disclosure is reasonably necessary in connection with such litigation or arbitration action or other Proceeding (provided that the Commitment Parties shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such information prior to such disclosure (it being understood that the refusal by a court to grant such protective order shall not prevent the disclosure of such information thereafter)); provided that (i) you may disclose the Original Commitment Letter and this Commitment Letter and, in each case, it’s the contents thereof (including the Term Sheet and other exhibits and attachments hereto including the Original Fee Letters and the Fee Letters and the contents thereof) to the Acquired Business and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, in each case, on a confidential and need-to-know basis, (ii) you may disclose the Original Commitment Letter or the Commitment Letter and, in each case, the contents thereof (including the Term Sheet and other exhibits and attachments hereto) (but not the Original Fee Letters and/or the Fee Letters or the contents thereof) in any syndication or other offering or marketing materials in connection with the Facilities (including the Information Materials), any prospectus or other offering memorandum relating to the offering, placement, issuance, syndication or other offering or marketing materials relating to the Permanent Financing or any filing with the Securities and Exchange Commission or any other governmental authority in connection with, or relating to, the Transactions, (iii) you may disclose the Term Sheet and other exhibits and attachments to the Original Commitment Letter or the Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrowers and/or the Permanent Financing, (iv) you may disclose the aggregate fee amount contained in the Original Fee Letters and the Fee Letters as part of any Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities (including the Information Materials), any prospectus or other offering memorandum relating to the offering, placement, issuance, syndication or other offering or marketing materials relating to the Permanent Financing or in any filing with the Securities and Exchange Commission or any other governmental authority in connection with, or relating to, the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), and (v) you may disclose the Original Fee Letters and the Fee Letters, to the extent the Original Fee Letters and the Fee Letters have been redacted with respect to the fee amounts and the pricing and other economic terms of the “Market Flex” provisions to the Acquired Business and their respective subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, in each case, on a confidential and need-to-know basis. Your obligations under this paragraph with regard to this Commitment Letter (but not the Original Fee Letters and the Fee Letters) shall terminate on the earlier of (x) the Closing Date and (y) two years following the termination of the Original Commitment Letter in accordance with its terms. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of law, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

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Each Commitment Party and its affiliates will use all information provided to any of them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services or commitments, as the case may be, which are the subject of the Original Commitment Letter and this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by, bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority)) or as reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of its rights under, the Original Commitment Papers, this Commitment Letter or the Fee Letters in any litigation action or other Proceeding relating thereto, to the extent such disclosure is reasonably necessary in connection with such litigation action or other Proceeding (provided that you shall be given notice thereof to the extent practicable and not prohibited by applicable law, rule or regulation and a reasonable opportunity to seek a protective court order with respect to such information prior to such disclosure (it being understood that the refusal by a court to grant such protective order shall not prevent the disclosure of such information thereafter)), (b) upon the request or demand of any regulatory or self-regulatory authority having jurisdiction, or purporting to have jurisdiction, over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by, bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information is or becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of the persons referred to in the succeeding clause (f) in violation of any confidentiality obligations owing to you, the Acquired Business or any of the persons referred to in the succeeding clause (f) under this Commitment Letter, (d) to the extent that such information (A) is or was already in the possession of such Commitment Party or any of the persons referred to in the succeeding clause (f), and such information is not and was not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Acquired Business or any your and their respective affiliates or subsidiaries or (B) is or was received by such Commitment Party or any of the persons referred to in the succeeding clause (f) from a third party that is not and was not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Acquired Business or any of your or their respective affiliates or subsidiaries with respect to such information, (e) to the extent that such information is independently developed by such Commitment Party without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to such Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, rating agencies, service providers, professionals, advisors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with such Commitment Party being responsible for such person’s compliance with this paragraph), (g) for purposes of establishing a “due diligence” defense, (h) to potential or prospective Lenders, hedge providers, participants or assignees, provided that for purposes of this clause (h), (x) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such

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information and (y) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender, (i) to the extent you consent in writing to any specific disclosure and (j) after the Closing Date, the Commitment Parties may disclose the existence of the Facilities and the fees and economic allocations related to the Facilities to market data collectors and similar service providers to the lending industry in connection with the administration and management of the Facilities. In the event that the Facilities Documentation is entered into or the Facility is funded, whichever is earlier, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall, to the extent covered thereby, be superseded by the confidentiality provisions in the Facilities Documentation on the earlier of the execution of the Facilities Documentation or the initial availability of commitments thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Original Signing Date.

11. Miscellaneous.

This Commitment Letter and the commitments hereunder, shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void); provided, however, that GS may, without the prior written consent of any party hereto, assign its commitments, agreements and obligations hereunder, in whole or in part, to Goldman Sachs Lending Partners LLC. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons and Protected Persons, to the extent expressly set forth herein) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons and Protected Persons solely to the extent expressly set forth herein). Subject to the limitations set forth in Section 4 above, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed,” “signature” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter (including the exhibits hereto), together with the Fee Letters, (i) are the only agreements that have been entered into among the parties hereto with respect to the commitments relating to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto (including, the Original Commitment Letter, except as set forth herein). THIS COMMITMENT LETTER AND THE ORIGINAL COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER AND THE ORIGINAL COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT

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MATTER HEREOF OR THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof Parent (or its affiliate’s) have the right (taking into account any applicable cure provisions) to terminate its (or its affiliate’s) obligations under the Merger Agreement or the right to decline to consummate the Acquisition, (b) the interpretation of the definition of Company Material Adverse Effect (as defined in the Merger Agreement) and whether a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred, (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and (d) the determination of whether the Acquisition has been terminated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

The Lead Arrangers may, with your consent, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrowers and the amount, type and closing date of the Transactions, all at the expense of the Lead Arrangers.

Each of the parties hereto agrees that, if accepted by you in the manner provided below, each of this Commitment Letter and the Fee Letters will be a binding and enforceable agreement with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Fee Letters, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions precedent as provided in Section 6 hereof, subject to the Limited Conditionality Provisions.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE ORIGINAL COMMITMENT PAPERS OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

17

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the borrower and each guarantor of the Facilities which information may include their names, addresses, tax identification numbers, a certification regarding beneficial ownership of the borrowers and each guarantor of the Facilities as required by the Beneficial Ownership Regulation and other information that will allow each of us and the Lenders to identify the borrowers and each guarantor of the Facilities in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

The indemnification, exculpation, compensation (if applicable), reimbursement (if applicable), syndication (if applicable), absence of advisory or fiduciary duties, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letters and the provisions of Section 9 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (for the avoidance of doubt, including the confidentiality provisions as applied to the Commitment Parties and their respective affiliates) (except as specifically set forth in Section 3 and the penultimate sentence of Section 4, and other than your obligations with respect to the confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the earlier of the entry into the Facilities Documentation and the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time (other than with respect to acts, events or conditions that occurred or existed prior to the time of such termination). You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or any portion thereof) hereunder and/or you may reduce the Initial Lenders’ commitments with respect to the Facilities (on a pro rata basis amongst the Initial Lenders based on their respective commitments to the applicable Facility as of the date of reduction), in either case at any time subject to the provisions of the preceding sentence; provided that any termination or reduction of commitments in respect of the Facilities must be pro rata between the Facilities.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

We agree to hold our commitment available for you until the earliest of (i) the termination of the Merger Agreement by you (or your affiliate) in accordance with its terms (other than with respect to provisions therein that expressly survive termination) in the event that the Acquisition is not consummated, (ii) the consummation of the Acquisition without the funding of the Bridge Facility, (iii) the execution of the Facilities Documentation and (iv) five business days after the Termination Date (as defined in the Merger Agreement as in effect on the Original Signing Date, after giving effect to any extension thereof in accordance with the Merger Agreement as in effect on the Original Signing Date) (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing. Notwithstanding anything in this paragraph to the contrary, the termination of any commitment pursuant this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter prior to such termination.

18

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19

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Roger E Heflin Jr
Name: Roger E Heflin Jr
Title: Managing Director

By:	/s/ Nils Christian Hagen
Name: Nils Christian Hagen
Title: Managing Director

[Project High Noon Amended and Restated Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christopher A. Salek
Name: Christopher A. Salek
Title: Executive Director

[Project High Noon Amended and Restated Commitment Letter]

Wells Fargo Bank, NA

By:	/s/ Jordan Harris
Name: Jordan Harris
Title: Managing Director

[Project High Noon Amended and Restated Commitment Letter]

Wells Fargo Securities, LLC

By:	/s/ Adam Hyder
Name: Adam Hyder
Title: Managing Director

[Project High Noon Amended and Restated Commitment Letter]

BANK OF MONTREAL

By:	/s/ Mark Trudell
Name: Mark Trudell
Title: Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Mark Trudell
Name: Mark Trudell
Title: Managing Director

[Project High Noon Amended and Restated Commitment Letter]

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Sam Baruch
Name: Sam Baruch
Title: Duly Authorized Signatory

[Project High Noon Amended and Restated Commitment Letter]

MUFG BANK, LTD.

By:	/s/ Alex Mautone
Name: Alex Mautone
Title: Director

[Project High Noon Amended and Restated Commitment Letter]

ING Capital LLC

By:	/s/ Mark Bieber
Name: Mark Bieber
Title: Managing Director

By:	/s/ Lee Lem
Name: Lee Lem
Title: Director

[Project High Noon Amended and Restated Commitment Letter]

PNC Capital Markets LLC

By:	/s/ Brian Prettyman
Name: Brian Prettyman
Title: Managing Director

PNC Bank, National Association

By:	/s/ Brian Prettyman
Name: Brian Prettyman
Title: Managing Director

[Project High Noon Amended and Restated Commitment Letter]

Sumitomo Mitsui Banking Corporation

By:	/s/ Jun Ashley
Name: Jun Ashley
Title: Director

[Project High Noon Amended and Restated Commitment Letter]

TD SECURITIES (USA) LLC

By:	/s/ Francis Santos
Name: Francis Santos
Title: Director

[Project High Noon Amended and Restated Commitment Letter]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ David Perlman
Name: David Perlman
Title: Authorized Signatory

[Project High Noon Amended and Restated Commitment Letter]

Goldman Sachs Bank USA

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

[Project High Noon Amended and Restated Commitment Letter]

REGIONS CAPITAL MARKETS,
A DIVISION OF REGIONS BANK

By:	/s/ Ed Baran
Name: Ed Baran
Title: Director

[Project High Noon Amended and Restated Commitment Letter]

TRUIST BANK

By:	/s/ David Dutton
Name: David Dutton
Title: Managing Director

TRUIST SECURITIES, INC.

By:	/s/ Tim Jones
Name: Tim Jones
Title: Director

[Project High Noon Amended and Restated Commitment Letter]

KeyBank National Association

By:	/s/ Noyes Palmer
Name: Noyes Palmer
Title: Managing Director

KeyBanc Capital Markets Inc.

By:	/s/ Noyes Palmer
Name: Noyes Palmer
Title: Managing Director

[Project High Noon Amended and Restated Commitment Letter]

Accepted and agreed to

as of the date first written above:

HERC HOLDINGS INC., a Delaware corporation

By:	/s/ Mark Humphrey
Name: Mark Humphrey
Title: Senior Vice President and Chief Financial Officer

[Project High Noon Amended and Restated Commitment Letter]

EXHIBIT A

Project High Noon

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Herc Holdings Inc., a Delaware corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of H&E Equipment Services, Inc. (the “Acquired Business”) pursuant to an Agreement and Plan of Merger, dated as of the Original Signing Date, by and between the Company, HR Merger Sub Inc. (“MergerSub”) and H&E Equipment Services, Inc. (including the exhibits, schedules and all related documents thereto, collectively, as modified, amended, supplemented, consent to or waived, the “Merger Agreement”) for the consideration set forth in the Merger Agreement.

In connection with the Acquisition, it is intended that:

1.

The Company will issue, incur or otherwise obtain on or prior to the Closing Date a combination of (i) senior secured notes (the “Senior Secured Notes”) pursuant to one or more registered public offerings or Rule 144A/Regulation S or other private placements, (ii) senior secured term loans (the “Term Loans”) and/or (iii) unsecured notes (the “Unsecured Notes”, together with the Senior Secured Notes, the “Senior Notes”) pursuant to one or more registered public offerings or Rule 144A/Regulation S or other private placements yielding or, in the event that the Senior Notes and/or Term Loans or other securities are not issued, incurred and/or otherwise obtained on or prior to the Closing Date or if Senior Notes and/or Terms Loans and/or other securities issued, incurred and/or otherwise obtained on or prior to the Closing Date yield in the aggregate less than $4,500 million in gross proceeds, the Bridge Borrower will obtain term loans under a senior secured 364-day bridge loan facility having the terms set forth in Exhibit B to the Commitment Letter (the “Bridge Facility”) in an aggregate principal amount of up to $4,500 million (less the aggregate gross proceeds of the Senior Notes, the Term Loans or other securities (if any) issued, incurred or otherwise obtained on or prior to the Closing Date, less the amount of any reductions of commitments as set forth and described under the headings “Optional Prepayment and Commitment Reductions” and “Mandatory Prepayment and Commitment Reductions” in Exhibit B to the Commitment Letter);

2.

The Company will seek to obtain the Required Amendment or, in the event the Required Amendment does not become effective on or prior to the Closing Date and/or the Existing ABL Credit Agreement is not otherwise refinanced or replaced in full , the Company will obtain revolving commitments under and pursuant to the Existing ABL Credit Agreement and on terms set forth in Exhibit C to the Commitment Letter (the “Backstop ABL Facility” together with the Bridge Facility and the Backstop ABL Facility, the “Facilities”) in an agreement amount equal to the lesser of (x) $1,453,500,000 and (y) the minimum amount of commitments under the Existing ABL Credit Agreement necessary to cause the Initial Lenders, taken together with all other lenders under the Existing ABL Credit Agreement who have consented to the Required Amendment on or prior to the Closing Date, to constitute the Required Lenders (as defined in the Existing ABL Credit Agreement as of the Original Signing Date) under the Existing ABL Credit Agreement, which such Backstop ABL Facility shall be used to replace all or a portion of the Non-Consenting Commitments (as defined in Exhibit C) such that after

A-1

giving effect to the occurrence of the Backstop ABL Facility, and any amendments in connection therewith, the Existing ABL Credit Agreement shall permit the consummation of all of the Transactions on the Closing Date; provided that, it is understood and agreed, that as of the date hereof, CACIB’s commitments (and for the avoidance of doubt the commitments of all other Commitment Parties) in respect of the Backstop ABL Facility are $0;

3.

The Company shall repay, redeem or satisfy and discharge (including, in the case of the 2028 Notes, a conditional redemption of the principal) the Acquired Business’s (i) existing credit facilities under that certain sixth amended and restated credit agreement, dated as of February 2, 2023, by and among the Acquired Business, certain other subsidiaries thereof, the lenders party thereto and Wells Fargo Bank, National Association, as the administrative agent and (ii) its existing 3.875% senior notes due 2028 (the “2028 Notes”) issued pursuant to that certain indenture, dated as of December 14, 2020, by and among the Acquired Business, each of the guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Target Refinancing”);

4.	The Company will deposit shares with an exchange agent for subsequent issuance to the stockholders of the Acquired Business in accordance with the Merger Agreement;

5.	The Acquisition will be consummated on the Closing Date and the Acquired Business and its subsidiaries will become direct or indirect subsidiaries of the Company; and

6.	Fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project High Noon

$4,500 million 364-day Senior Secured Bridge Facility

Summary of Principal Terms and Conditions1

Borrower:	Herc Holdings Inc., a Delaware corporation (the “Bridge Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent:	Credit Agricole Corporate and Investment Bank (“CACIB”) will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”), and will perform the duties customarily associated with such roles.

Lenders:	A syndicate of banks, financial institutions and other lenders reasonably acceptable to the Lead Arrangers and the Bridge Borrower (including the Initial Lenders, but excluding any Disqualified Lenders) (collectively, the “Lenders”).

Lead Arrangers and Bookrunners:	CACIB, JPMorgan, Wells Fargo Securities, BMOCM, Capital One, MUFG, ING, PNC Capital Markets, SMBC, TD Securities, GS, RCM and Truist Securities will act as joint lead arrangers and joint bookrunners and KBCM will act as co-manager (in such capacity, collectively, the “Lead Arrangers”) and will perform the duties customarily associated with such roles.

Other Agents:	The Bridge Borrower may designate one or more Lenders or their affiliates to act as syndication agents, co-syndication agent, documentation agent and/or co-documentation agent as provided in the Commitment Letter.

Bridge Facility:	A senior secured 364-day bridge loan facility (the “Bridge Facility”), made to the Bridge Borrower, in an aggregate principal amount of $4,500 million less the amount of any reductions of commitments as set forth and described under the heading “Optional Prepayment and Commitment Reduction” and “Mandatory Prepayment and Commitment Reductions” in this Exhibit B. The loans under the Bridge Facility are referred to as the “Loans.”

Availability:

Loans under the Bridge Facility shall be available in a single drawing on the Closing Date; provided that all commitments under the Bridge Facility shall terminate on the Expiration Date.

Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Purpose:	The proceeds of borrowings under the Bridge Facility will be used, together with the proceeds from any Permanent Financing (including the Senior Notes and/or Term Loans (if any)), cash on hand at the Bridge Borrower and its subsidiaries (including the proceeds from borrowings under the Existing ABL Credit Agreement and/or or any credit facility that replaces or refinances the Existing ABL Credit Agreement, as applicable) to finance the Transactions (including the Transaction Costs).

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B and C thereto.

Guarantees:	The Bridge Borrower shall cause any subsidiary of the Bridge Borrower that guarantees, or is required to guarantee, the Existing ABL Credit Agreement (or any credit facility that replaces or refinances the Existing ABL Credit Agreement) or any senior notes of the Bridge Borrower (such subsidiaries, collectively, the “Guarantors”) to guarantee the Bridge Facility; provided, that each such Guarantor’s guarantee of the Bridge Facility shall be automatically released if such Guarantor’s guarantee of the Existing ABL Credit Agreement is released (other than in connection with the payment in full and termination of such Existing ABL Credit Agreement).

Security:	Subject to the Intercreditor Agreements, (i) a first lien on certain excluded assets under the Existing ABL Credit Agreement (as modified by the Required Amendments) and substantially all assets of the Acquired Business (the “Acquired Business Collateral”) and (ii) a second lien on the Collateral (as defined in the Existing ABL Credit Agreement), in each case subject to the Documentation Considerations and exceptions and thresholds usual and customary for facilities of this type.

Maturity:

The Bridge Facility will mature, and the outstanding Loans thereunder will be payable, on the date that is 364 days after the Closing Date (the “Bridge Facility Maturity Date”). The Bridge Facility shall have no required amortization.

The Bridge Facility Maturity Date shall be permitted to be extended, at the option of the Bridge Borrower, by 3-months on two occasions under the Bridge Facility Documentation, subject to payment of Bridge Extension Fees (as defined in the Fee Letter) and other customary conditions to be agreed.

Interest Rates:

At the option of the Bridge Borrower, (i) SOFR plus the Applicable Margin (“SOFR Loans”) or (ii) or ABR plus the Applicable Margin (“ABR Loans”).

“Applicable Margin” means, initially, (i) with respect to SOFR Loan, 2.00% and (ii) with respect to ABR Loans, 1.00%.

The Applicable Margins set forth above shall increase, at each level, by 25 basis points at the end of each 90-day period following the Closing Date during which the Bridge Facility remains outstanding.

The terms “SOFR” and “ABR” will have meanings customary and appropriate for financings of this type consistent with the Existing ABL Credit Agreement, and the basis for calculating accrued interest will be customary and appropriate for financings of this type. In no event shall SOFR be less than 0.00% or ABR be less than 1.00%.

The Bridge Borrower may elect interest periods of 1, 3 or 6 months for SOFR Loans.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans).

Interest shall be payable in arrears (i) for loans accruing interest at a rate based on SOFR, at the end of each interest period (and, for interest periods of greater than three months, every three months) and on the applicable maturity date and (ii) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

Ticking Fees:	None.

Duration Fees:	The Bridge Borrower will pay a fee (the “Duration Fee”), to the Administrative Agent for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the Loans under the Bridge Facility outstanding (if any) on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the Loans under the Bridge Facility outstanding (if any) on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the Loans under the Bridge Facility outstanding (if any) on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

Default Rate:	Subject to applicable law, during the continuance of any payment or bankruptcy event of default under the Bridge Facility Documentation only, with respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR Loans, plus 2.00% per annum, which, in each case, shall be payable on demand.

Mandatory Prepayment and Commitment Reductions:

On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the Bridge Borrower shall prepay the Loans, without penalty or premium, in each case, dollar-for-dollar, by the following amounts (in each case, subject to exceptions to be mutually agreed) in an aggregate amount equal to:

1.  100% of the Net Proceeds (as defined below) actually received by the Bridge Borrower or any of its subsidiaries after the Original Signing Date from the issuance of the Senior Notes, the incurrence of the Term Loans or any other (without duplication (including with respect to amounts under clause 2 below)):

(a)   Debt Incurrence (as defined below); and

(b)   Equity Issuances (as defined below);

2.  100% of the aggregate committed amount of any Qualifying Term Loan Facility (as defined below) entered into by the Bridge Borrower or any of its subsidiaries after the Original Signing Date; and

3.  100% of the amount of the Net Proceeds (including cash equivalents) actually received after the Original Signing Date by the Bridge Borrower or any of its subsidiaries from any sale or other disposition (including any sale and leaseback transaction or any casualty or condemnation event) of any assets outside the ordinary course of business, except for Net Proceeds of (i) sales or other dispositions between or among the Borrower and its subsidiaries, (ii) sales or other dispositions the Net Proceeds of which do not exceed $75 million individually and $150 million in the aggregate for such transactions in any fiscal year, (iii) sales or other dispositions of inventory in the ordinary course of business, (iv) dispositions of assets pursuant to a securitization transaction; (v) the sale of the Cinelease business, (vi) sales of assets to the extent the Net Proceeds from such sale (x) do not exceed $250 million in the aggregate for such transactions in any fiscal year and (y) are reinvested (or committed to be reinvested) in the business (including assets used or useful in the business) of the Borrower or any of its subsidiaries (or used to replace damaged or destroyed assets) within 270 days after receipt of such proceeds (or in the case of any casualty or condemnation event, such period as may be reasonably required to replace or repair the affected asset); provided, if so committed, such reinvestment shall in any event occur within 180 days after such 270-day period and (vii) other exceptions to be mutually agreed.

Any required commitment reduction resulting from any of the foregoing shall be effective on the same day as such Net Proceeds are received (or in the case of clause 2, on the date of effectiveness of such definitive credit or similar agreement). Any prepayment of the Loans shall be made on or prior to the third business day after such Net Proceeds are received.

Mandatory prepayments will be without premium or penalty.

In addition to the foregoing, any outstanding commitments under the Bridge Facility shall be terminated on the Expiration Date. The Bridge Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment and commitment reduction hereunder.

For the purposes hereof:

“Debt Incurrence” means (x) any incurrence of third-party debt for borrowed money, including the incurrence of loans under any loan or credit facility, other than Excluded Debt and (y) a public offering or a Rule 144A/Regulation S or other private placement of debt securities (including debt securities convertible into equity securities), in each case, by the Bridge Borrower or any Guarantor.

“Equity Issuance” means any issuance of equity securities or equity linked securities by the Bridge Borrower or any of its subsidiaries, whether pursuant to a public offering or in a Rule 144A/Regulation S or other private placement, other than (a) issuances of securities pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards, (b) the issuance of common stock, options, warrants, restricted stock units and/or other equity interests of the Bridge Borrower to officers, directors or employees of the Bridge Borrower or any subsidiaries thereof, (c) issuances to the Bridge Borrower or any subsidiary thereof, (d) pursuant to dividend reinvestment programs or (e) equity securities or equity-linked securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration to finance the Transactions or any other acquisition.

“Excluded Debt” means (a) borrowings under the Bridge Facility, (b) debt incurred under the Existing ABL Credit Agreement and any extension or refinancing of the Existing ABL Credit Agreement, including the ABL Backstop Facility, in an amount not to exceed (i) in the case of any such debt incurred for purposes of financing the Acquisition or any other Transaction Costs, $500 million and (ii) in the case of such debt incurred for any other purpose, $3,500 million (less the principal amount of debt incurred pursuant to the foregoing clause (i)), (c) intercompany debt, including indebtedness, loans, and advances among the Bridge Borrower and/or its restricted subsidiaries, (d) capital leases in the ordinary course of business or consistent with past practice, (e) purchase money debt and equipment financings in the ordinary course of business, other capex financings in the ordinary course of business or consistent with past practice or securitization transactions to refinance any indebtedness or otherwise in the ordinary course of business or consistent with past practice, (f) borrowings for working capital purposes (including commercial paper issuances), (g) overdraft facilities, (h) hedging obligations, (i) letters of credit and bank guarantees, (j) deferred purchase price obligations, (k) any indebtedness issued by the Bridge Borrower or a subsidiary in exchange for indebtedness outstanding at a subsidiary of the Bridge Borrower; provided that the respective aggregate principal amounts of such refinancing (or commitments thereunder) do not exceed the respective aggregate principal amounts (or commitments thereunder) of the applicable indebtedness outstanding on the date of such refinancing (plus any accrued and unpaid interest and reasonable fees, premiums and expenses incurred in connection with such refinancing) and no cash proceeds are made available to the Bridge Borrower or its subsidiaries, (l) local facilities of foreign subsidiaries in the ordinary course of business or consistent with past practice, (m) a $250 million general basket, whether incurred in connection with, or otherwise issued or transferred to raise cash proceeds to finance, any acquisition (other than the Acquisition, excluding other Permanent Financing) and (n) debt incurred to refinance the 5.50% Senior Notes due 2027 issued pursuant to that certain indenture, dated as of July 9, 2019, by and among the Company, the subsidiary guarantors thereto and Wells Fargo Bank, National Association, as trustee (the “2027 Notes Refinancing Debt”).

“Net Proceeds” means,

(a) with respect to a sale or other disposition of any assets, casualty or condemnation or similar event, the excess, if any, of (i) the cash received by the Borrower or any subsidiary of the Borrower in connection therewith, which in the case of a casualty shall mean insurance proceeds that are actually received, in the case of a condemnation or similar event, shall mean condemnation awards and similar payments that are actually received and in the case of a sale or disposition shall include any cash received by way of deferred payment purchase price adjustment or earn-out pursuant to, or by monetization of, or deferred payment of principal pursuant to, a note or installment receivable, or otherwise (but excluding any interest payments), but only as and when so received over (ii) the sum of (A) all fees and out-of-pocket expenses paid by the Borrower and its subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees) (collectively, “Expenses”), (B) in the case of a sale or disposition of an asset, any funded escrow established pursuant to the documents evidencing any disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Borrower and/or any of its subsidiaries receives cash in an amount equal to the amount of such reduction, (C) the amount of all payments as a result of such event to repay or retire indebtedness that is secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (D) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower and its subsidiaries as a result thereof, (E) the amount of any liabilities directly associated with such asset and retained by the Borrower or any of its subsidiaries, (F) the amount of all taxes paid (or reasonably estimated to be payable, including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds) (collectively, “Taxes”), and (G) the amount of any reserves established by the Borrower and its subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are associated with such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction (collectively, “Reserves”);

(b) with respect to the Senior Notes, Term Loans or any Debt Incurrence, the excess, if any, of (i) cash received by the Borrower or any of its subsidiaries in connection with such issuance over (ii) the sum of the underwriting discounts, fees, OID, and commissions and other Expenses, Taxes and Reserves paid or incurred by the Borrower or any of its subsidiaries in connection with such issuance or incurrence; and

(c) with respect to any Equity Issuance, the excess of (i) the cash received by the Borrower or any of its subsidiaries in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower in connection with such issuance.

Prepayments and commitment reductions from Net Proceeds of asset sales or other dispositions or casualty or condemnation events or issuances or incurrences of equity or debt by non-U.S. subsidiaries of the Borrower will not be required to the extent such prepayments and commitment reductions (or the distribution of such Net Proceeds to the Borrower in connection with such prepayment or commitment reductions) would result in material adverse tax consequences (as reasonably determined by the Borrower) or would be prohibited or restricted by applicable law, rule or regulation.

“Qualifying Term Loan Facility” means a term loan facility entered into by the Bridge Borrower or any of its subsidiaries for the purpose of replacing all or a portion of the Bridge Facility that is subject to conditions precedent to effectiveness of the obligations of the lenders thereunder to make available loans under such term loan facility that are no less favorable to the Bridge Borrower than the conditions set forth herein with respect to the Bridge Facility, as determined by the Bridge Borrower.

Optional Prepayment and Commitment Reductions:

Commitments under the Bridge Facility may be terminated in whole or reduced in part, at the option of the Bridge Borrower, at any time without premium or penalty, upon two business days’ written notice, in minimum amounts and multiples to be agreed.

Voluntary prepayments of borrowings under the Bridge Facility will be permitted at any time, in minimum principal amounts to be agreed.

Facility Documentation:	The Bridge Facility Documentation shall be documented under a separate credit agreement, initially drafted by counsel for the Bridge Borrower which shall contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will (a) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and (b) contain only those conditions, representations, events of default and covenants set forth or referred to in this Exhibit B and such other terms (but no other conditions) as Bridge Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Bridge Facility Documentation shall be based on the Existing ABL Credit Agreement, and modified as appropriate to reflect (i) the terms and conditions set forth in this Exhibit B, (ii) materiality qualifications and other exceptions that give effect to and/or permit the structure and intended use of the Bridge Facility, (iii) the reasonable administrative, agency and operational requirements of the Administrative Agent, (iv) modifications reflecting the nature of the Bridge Facility as a “bridge” facility and a “term” facility (including, but not limited to, the removal of any payment conditions based baskets and exceptions) and the related “Condition to Borrowing on the Closing Date” described below and (v) changes in law or regulation since the date of the Existing ABL Credit Agreement. This paragraph shall be referred to as “Documentation Considerations”.

Intercreditor Agreements:

Pari Passu Intercreditor Agreement: The lien priority, relative rights and other creditors’ rights issues in respect of the Bridge Facility and obligations in respect of the Bridge Facility, on the one hand, and/or, to the extent funded on the Closing Date, the Senior Secured Notes or Term Loans (as applicable), on the other hand, will be set forth in a customary pari passu intercreditor agreement (the “Pari Passu Intercreditor Agreement”), which shall be based on a pari passu intercreditor agreement mutually agreed between the Lead Arrangers and the Bridge Borrower.

ABL Intercreditor: The lien priority as to shared collateral, relative rights and other creditors’ rights issues in respect of the Bridge Facility and/or, to the extent funded on the Closing Date, the Senior Secured Notes or Term Loans (as applicable) and obligations in respect thereof, on the one hand, and the Existing ABL Credit Agreement (or any extension or refinancing of the Existing ABL Credit Agreement, including the ABL Backstop Facility), on the other hand, will be set forth in a intercreditor agreement (the “ABL Intercreditor Agreement” and together with the Pari Passu Intercreditor, the “Intercreditor Agreements”), which shall be based on a collateral intercreditor agreement mutually agreed between the Lead Arrangers and the Bridge Borrower.

Conditions to Borrowing on the Closing Date:	Subject to the Limited Conditionality Provisions, the availability of the borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions set forth in the Conditions Annex attached as Exhibit D to the Commitment Letter, subject to the Limited Conditionality Provisions.

Representations and Warranties:	The Bridge Facility Documentation will include representations and warranties consistent with those contained in the Existing ABL Credit Agreement (after giving effect to the Documentation Considerations) and include (x) a representation with respect to the solvency of the Bridge Borrower and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions assuming all of the Transactions had occurred on the Closing Date, which shall be determined in a manner consistent with the manner with which solvency is determined in the certificate to be delivered pursuant to paragraph 5(b) of Exhibit D hereto and (y) the Specified Representations. Subject to the Limited Conditionality Provisions, the foregoing representation and warranties shall only be made on the Closing Date.

Affirmative Covenants:	The Bridge Facility Documentation will contain affirmative covenants based on those contained in the Existing ABL Credit Agreement (after giving effect to the Documentation Considerations). The foregoing covenants shall only apply from and after the Closing Date.

Negative Covenants:	The Bridge Facility Documentation will contain negative covenants based on those contained in the Existing ABL Credit Agreement (after giving effect to the Documentation Considerations). Notwithstanding the foregoing, the foregoing covenants shall only apply from and after the Closing Date.

Financial Maintenance Covenant:	Maintenance of a maximum Senior Secured Indebtedness Leverage Ratio (to be defined in a manner consistent with the Existing ABL Credit Agreement) of not greater than 3.75:1.00, with no stepdowns, to be tested, commencing with the first full fiscal quarter after the Closing Date, on the last day of each fiscal quarter.

Events of Default:

The Bridge Facility Documentation will contain events of default based on those contained in the Existing ABL Credit Agreement (after giving effect to the Documentation Considerations).

Notwithstanding the foregoing, subject to the Limited Conditionality Provisions and the Funding Conditions, the foregoing events of default shall not prohibit or restrict the borrowing of the Loans, shall not permit the termination of commitments under the Bridge Facility and shall not permit acceleration of the Loans, in each case, prior to the Closing Date having occurred.

Cost and Yield Protection:	The Bridge Facility Documentation will contain provisions relating to yield protection based on those contained in the Existing ABL Credit Agreement (after giving effect to the Documentation Considerations).

Assignment and Participation:	After the Closing Date, the Bridge Facility Documentation shall contain assignment and participation provisions usual and customary for facilities of this type.

Voting:	The Bridge Facility Documentation will contain provisions relating to voting provisions usual and customary for facilities of this type.

Expenses and Indemnification:	The Bridge Facility Documentation will contain provisions relating to indemnity, expense reimbursement, exculpation and related matters based on those contained in the Existing ABL Credit Agreement (after giving effect to the Documentation Considerations.

Governing Law and Jurisdiction:	The Bridge Facility Documentation and other loan documentation will be governed by New York law (subject to exceptions corresponding to those set forth in the first paragraph of Section 11 of the Commitment Letter). Each of the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in New York County in the State of New York and will waive any right to trial by jury; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof Parent (or its affiliate’s) have the right (taking into account any applicable cure provisions) to terminate its (or its affiliate’s) obligations under the Merger Agreement or the right to decline to consummate the Acquisition, b) the interpretation of the definition of Company Material Adverse Effect (as defined in the Merger Agreement) and whether a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to Administrative Agent and Lead Arrangers:	Latham & Watkins LLP.

EXHIBIT C

Project High Noon

$1,453.5 million ABL Backstop Facility

Summary of Principal Terms and Conditions2

Borrowers:	Herc Holdings Inc. (the “U.S. Borrower” or the “Company”) and Matthews Equipment Limited, the “Canadian Borrower”) (collectively, the “Borrowers”).

Lenders:	A syndicate of banks, financial institutions and other lenders reasonably acceptable to the Lead Arrangers and the Borrowers (including the Initial Lenders, but excluding any Disqualified Lenders) (collectively, the “Lenders”).

Agent	Bank of America, N.A.

Lead Arrangers and Bookrunners:	CACIB and any additional institutions appointed pursuant to the Commitment Letter (in such capacity, collectively, the “Lead Arrangers”) and will perform the duties customarily associated with such roles.

Other Agents:	The Company may designate one or more Lenders or their affiliates to act as syndication agents, co-syndication agent, documentation agent and/or co-documentation agent as provided in the Commitment Letter.

Backstop ABL Facility:

A senior secured asset-based revolving credit facility (the “Backstop ABL Facility”), made available to the applicable Borrower, in an aggregate amount equal to the lesser of (x) $1,453,500,000 and (y) the minimum amount of commitments under the Existing ABL Credit Agreement necessary to cause the Initial Lenders, taken together with all other lenders under the Existing ABL Credit Agreement who have consented to the Required Amendment on or prior to the Closing Date, to constitute the Required Lenders (as defined in the Existing ABL Credit Agreement as of the Original Signing Date) under the Existing ABL Credit Agreement; provided that, it is understood and agreed, that as of the date hereof, CACIB’s commitments (and for the avoidance of doubt the commitments of all other Commitment Parties) in respect of the Backstop ABL Facility are $0. The loans under the Backstop ABL Facility are referred to as the “ABL Loans.”

The Backstop ABL Facility shall be incurred under and pursuant to the Existing ABL Credit Agreement, established to replace, in part, the then-existing class of Revolving Commitments (as defined in the Existing ABL Credit Agreement) consisting of Revolving Commitments held by lenders under the Existing ABL Credit Agreement who have not consented to the Required Amendment (the “Non-Consenting Lenders” and the commitments held by such Non-Consenting Lenders, the “Non-Consenting Commitments”).

The Backstop Revolving Facility shall be available in U.S. Dollars and other currencies to be agreed.

[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B and C thereto.

Availability:

Subject to Excess Availability (to be defined in a manner consistent with the Existing ABL Credit Agreement), the ABL Loans shall be available at any time prior to the Backstop ABL Maturity Date, in minimum principal amounts and notice requirements substantially the same as the Existing ABL Credit Agreement.

Borrowings of ABL Loans under the Backstop ABL Facility and loans with respect to all other revolving commitments under the Existing ABL Credit Agreement shall be made on a pro rata basis.

Purpose:	The proceeds of the ABL Loans will be used (a) on the Closing Date to (i) pay consideration under the Merger Agreement, (ii) pay other amounts payable in connection with the Transactions, (iii) pay Transaction Costs and/or (iii) backstop, replace or cash collateralize letters of credit outstanding on the Closing Date; and (b) on and after the Closing Date to finance ongoing working capital needs (including purchases of equipment) and for general corporate purposes.

Guarantees:	Same as the Existing ABL Credit Agreement.

Security:	Same as the Existing ABL Credit Agreement (after giving effect to the ABL Documentation Considerations).

Maturity:	The Backstop Revolving Facility will mature, the commitments thereunder will terminate and any outstanding ABL Loans thereunder will be payable, on July 6, 2027 (which such date is one day after the maturity date of the Existing ABL Credit Facility) (the “Backstop ABL Maturity Date”).

Interest Rates:	Same as the Existing ABL Credit Agreement.

Default Rate:	Same as the Existing ABL Credit Agreement.

Mandatory Prepayment and Commitment Reductions:	Same as the Existing ABL Credit Agreement; provided that permanent repayments of ABL Loans and termination of the commitments under the Backstop ABL Facility shall be made on a pro rata basis with all other revolving commitments under the Existing ABL Credit Agreement; provided further that the CACIB’s commitment in respect of the Backstop ABL Facility shall be automatically terminated hereunder and reduced to zero upon the effectiveness of the Required Amendment (as defined below) or the effectiveness of any refinancing or replacement in full of the Existing ABL Credit Agreement. As of the date hereof, the Required Amendment Effective Date has occurred and CACIB’s commitments in respect of the Backstop ABL Facility are terminated and reduced to zero.

Optional Prepayment and Commitment Reductions:	Same as the Existing ABL Credit Agreement; provided, that prepayments of ABL Loans shall be made on a pro rata basis with all other revolving commitments under the Existing ABL Credit Agreement.

Facility Documentation:	The definitive documentation for the Backstop ABL Facility shall be documented as an extension, refinancing, incremental or other amendment, at the option of the Company and the Lead Arranger, and entered into under and in accordance with the Existing ABL Credit Agreement (the “ABL Facility Documentation”), which shall contain the terms set forth in this Exhibit C and, to the extent any other terms are not expressly set forth in this Exhibit C, will (a) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and (b) contain only those conditions, representations, events of default and covenants set forth or referred to in this Exhibit C and such other terms (but no other conditions) as the Borrowers and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Backstop ABL Facility shall be substantially consistent with the Existing ABL Credit Agreement modified as appropriate to reflect the Required Amendment. This paragraph shall be referred to as “ABL Documentation Considerations”.

Conditions to Borrowing on the Closing Date:	The availability of the Backstop ABL Facility on the Closing Date will be subject solely to the conditions set forth in the Conditions Annex attached as Exhibit D to the Commitment Letter, subject to the Limited Conditionality Provisions.

Representations and Warranties:	Same as the Existing ABL Credit Agreement.

Affirmative Covenants:	Same as the Existing ABL Credit Agreement.

Negative Covenants:	Same as the Existing ABL Credit Agreement (after giving effect to the ABL Documentation Considerations).

Financial Maintenance Covenant:	Same as the Existing ABL Credit Agreement.

Events of Default:	Same as the Existing ABL Credit Agreement.

Cost and Yield Protection:	Same as the Existing ABL Credit Agreement.

Assignment and Participation:	Same as the Existing ABL Credit Agreement.

Voting:	Same as the Existing ABL Credit Agreement.

Expenses and Indemnification:	Same as the Existing ABL Credit Agreement.

Governing Law and Jurisdiction:	The ABL Facility Documentation and other loan documentation will be governed by New York law (subject to exceptions corresponding to those set forth in the first paragraph of Section 11 of the Commitment Letter). Each of the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in New York County in the State of New York and will waive any right to trial by jury; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof Parent (or its affiliate’s) have the right (taking into account any applicable cure provisions) to terminate its (or its affiliate’s) obligations under the Merger

Agreement or the right to decline to consummate the Acquisition, (b) the interpretation of the definition of Company Material Adverse Effect (as defined in the Merger Agreement) and whether a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred, (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and (d) the determination of whether the Acquisition has been terminated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to Administrative Agent and Lead Arrangers:	Latham & Watkins LLP.

EXHIBIT D

Project High Noon

Summary of Additional Conditions – Closing Date3

The availability and funding of each Facility on the Closing Date shall be subject to the following conditions:

1. The Acquisition shall have been consummated, or shall be consummated substantially close in time with, the initial funding under the Facilities, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) by the Company (or the Company’s affiliate) that are materially adverse to the Lenders or the Lead Arrangers, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld or delayed) (it being understood that any decrease in the purchase price of 10% or less set forth in the Acquisition Agreement on the date of the Commitment Letter will be deemed to be not materially adverse to the interests the Lead Arrangers); provided that the Lead Arrangers shall be deemed to have consented to such modifications, amendments, supplements, consents, waivers or requests unless they shall object thereto within two business days after receipt of written notice of such modifications, amendments, supplements, consents, waivers or requests.

2. The Administrative Agent and the Lead Arrangers shall have received, at least three business days prior to the Closing Date, (a) all documentation and other information about the Borrowers and any Guarantors that the Administrative Agent and the Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent reasonably requested in writing to the Company not fewer than ten business days prior to the Closing Date and (b) if the Borrowers qualify as a “legal entity” customer under the Beneficial Ownership Regulation (as defined below) and any Lender shall have provided the Borrowers its electronic delivery requirements at least ten business days prior to the Closing Date, each such Lender requesting a Beneficial Ownership Certification (defined below) will have received, at least three business days prior to the Closing Date, the Beneficial Ownership Certification in relation to the applicable Borrower. “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (as defined in the Commitment Letter), which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

3. Subject in all respects to the Limited Conditionality Provisions, (a) the execution and delivery by the Bridge Borrower of the Bridge Facility Documentation (as defined in Exhibit B to the Commitment Letter), which shall be in accordance with the terms of the Commitment Letter and the Bridge Term Sheet and the Documentation Considerations (as defined in Exhibit B to the Commitment Letter) set forth in the Commitment Letter, (b) the execution and delivery of the ABL Facility Documentation), which shall be in accordance with the terms of the Commitment Letter and the ABL Term Sheet and the ABL Documentation Considerations (as defined in Exhibit C to the Commitment Letter) set forth in the Commitment Letter, (c) delivery to the Administrative Agent (as defined in Exhibit B to the Commitment

[3]

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Exhibit D is attached, including Exhibits A, B, C and D thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

D-1

Letter) and the Lead Arrangers of the following (the “Closing Deliverables”): (i) customary legal opinions, customary borrowing notice, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Bridge Borrower and each Guarantor and (ii) a solvency certificate, dated as of the Closing Date and after giving effect to the Transactions, substantially in the form of Annex I attached to this Exhibit D to the Commitment Letter, of the chief financial officer of Bridge Borrower (or, at the option of the Bridge Borrower, a third party opinion as to the solvency of the Bridge Borrower and its subsidiaries on a consolidated basis issued by a nationally recognized firm) and (d) all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral (as defined in Exhibit B to the Commitment Letter) shall have been executed and delivered by the Borrowers and the Guarantors, as applicable, and, if applicable, be in proper form for filing.

4. All (x) fees required to be paid on the Closing Date pursuant to the Fee Letters and (y) reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Company), shall, in each case, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

5. The Specified Merger Agreement Representations shall be true and correct in all material respects.

6. The Specified Representations shall be true and correct in all material respects (or in all respects, if separately qualified by materiality) except to the extent relating to an earlier date, in which case, such Specified Representations shall have been true and correct in all material respects (or in all respects, if separately qualified by materiality) on such earlier date.

7. Prior to, or substantially concurrently with, the initial fundings of the Facilities, the Target Refinancing shall be consummated.

8. No Company Material Adverse Effect (as defined in the Merger Agreement in effect on the Original Signing Date) will have occurred after the date of the Merger Agreement that is continuing.

9. The Commitment Parties shall have received: with respect to the Company and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of operations, changes in equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date (and the related audit reports) and (ii) unaudited, reviewed, consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter (and the corresponding period of the preceding fiscal year) ended since the last audited financial statements prepared pursuant to the preceding clause (i) and at least 40 days prior to the Closing Date (but excluding the fourth quarter in any fiscal year); it being understood that, with respect to clause (i), receipt of such financial statements for the fiscal years ended December 31, 2021, 2022 and 2023 and for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 is hereby acknowledged and (b) with respect to the Acquired Business and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of operations, changes in equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date (and the related audit reports) and (ii) unaudited, reviewed, consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter (and the corresponding period of the preceding fiscal year) ended since the last audited financial statements prepared pursuant to the preceding clause (i) and at least 40 days prior to the Closing Date (but excluding the fourth quarter in any fiscal year); it being understood that, with respect to clause (i), receipt of such financial statements for the fiscal years ended December 31, 2021, 2022 and 2023 and for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 is hereby acknowledged. It is understood and agreed that the condition set forth in this paragraph 9 may be satisfied by furnishing the applicable financial statements on Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission.

D-2

ANNEX I

Form of Solvency Certificate

[    ], 202[ ]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [ ] of the Credit Agreement, dated as of [ ] (as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Herc Holdings Inc., a Delaware corporation (the “Borrower”), the lending institutions from time to time parties thereto and [ ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [ ], the Chief Financial Officer of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the [Maturity Date], the Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

D-I-1

(e) “Do not have Unreasonably Small Capital”

The Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the [Maturity Date]. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

2. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Borrower and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3. In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the Transactions.

[Remainder of Page Intentionally Left Blank]

D-I-2

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

HERC HOLDINGS INC.

By:
Name:
Title: Chief Financial Officer